                                                                   Exhibit 4.2a


                               REIMBURSEMENT AGREEMENT

                                    BY AND BETWEEN

                                      HEI, INC.

                                         AND

                     NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION


                             Dated As Of:  April 1, 1996
















                                       This Instrument Was Drafted By:

                                       WINTHROP & WEINSTINE, P.A.
                                       3200 Minnesota World Trade Center
                                       30 East Seventh Street
                                       Saint Paul, Minnesota  55101

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                                  TABLE OF CONTENTS

                                      ARTICLE I.

                                     DEFINITIONS . . . . . . . . . . . . . . . 1
    Section 1.1   DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . . 1
    SECTION 1.2   OTHER TERMS. . . . . . . . . . . . . . . . . . . . . . . . . 7
    SECTION 1.3   REIMBURSEMENT AGREEMENT CONTROLLING. . . . . . . . . . . . . 7

                                     ARTICLE II.

                      COMMITMENT TO ISSUE THE LETTERS OF CREDIT
                               AND APPROVAL OF ADVANCES. . . . . . . . . . . . 8
    SECTION 2.1   LETTERS OF CREDIT; ADVANCES. . . . . . . . . . . . . . . . . 8
    SECTION 2.2   DRAW REQUESTS - CONSTRUCTION COSTS . . . . . . . . . . . . . 8
    SECTION 2.3   ADDITIONAL DEPOSITS. . . . . . . . . . . . . . . . . . . . .10
    SECTION 2.4   ADVANCES - EQUIPMENT ACQUISITION COSTS . . . . . . . . . . .10
    SECTION 2.5   ADVANCES WITHOUT RECEIPT OF DRAW REQUEST . . . . . . . . . .10
    SECTION 2.6   EXPIRATION, RENEWAL OF LETTERS OF CREDIT . . . . . . . . . .10
    SECTION 2.7   DRAW UNDER LETTERS OF CREDIT TO REDEEM OR DEFEASE BONDS. . .11

                                     ARTICLE III.

                                CONDITIONS OF LENDING. . . . . . . . . . . . .11
    SECTION 3.1   CONDITIONS PRECEDENT TO ISSUANCE OF LETTERS OF CREDIT AND
                  APPROVAL OF INITIAL ADVANCE. . . . . . . . . . . . . . . . .11
    SECTION 3.2   FURTHER CONDITIONS PRECEDENT TO ANY ADVANCE. . . . . . . . .12

                                     ARTICLE IV.

                          REIMBURSEMENTS AND OTHER PAYMENTS:
                                LENDER'S RIGHT TO CURE . . . . . . . . . . . .13
    SECTION 4.1   OBLIGATION OF REIMBURSEMENT. . . . . . . . . . . . . . . . .13
    SECTION 4.2   PAYMENT OF CREDIT ENHANCEMENT FEE. . . . . . . . . . . . . .13
    SECTION 4.3   CAPITAL ADEQUACY/CHANGE IN LAW . . . . . . . . . . . . . . .14
    SECTION 4.4   COMPUTATION OF CREDIT ENHANCEMENT FEE AND INTEREST . . . . .14
    SECTION 4.5   RIGHT OF LENDER TO CURE DEFAULTS UNDER BOND DOCUMENTS. . . .14
    SECTION 4.6   PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .14
    SECTION 4.7   COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . .14
    SECTION 4.8   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
    SECTION 4.9   REDEMPTIONS UNDER SERIES A BONDS . . . . . . . . . . . . . .15


                                         -i-

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                                      ARTICLE V.

                             WARRANTIES, REPRESENTATIONS
                                    AND COVENANTS. . . . . . . . . . . . . . .16
    SECTION 5.1   WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . . . .16
    SECTION 5.2   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .19

                                     ARTICLE VI.

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES UPON
                                   EVENT OF DEFAULT. . . . . . . . . . . . . .23
    SECTION 6.1   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . .23
    SECTION 6.2   RIGHTS AND REMEDIES. . . . . . . . . . . . . . . . . . . . .25

                                     ARTICLE VII.

                                    MISCELLANEOUS. . . . . . . . . . . . . . .28
    SECTION 7.1   INDEMNIFICATION BY BORROWER. . . . . . . . . . . . . . . . .28
    SECTION 7.2   ADDRESSES FOR NOTICE . . . . . . . . . . . . . . . . . . . .29
    SECTION 7.3   INSPECTIONS. . . . . . . . . . . . . . . . . . . . . . . . .30
    SECTION 7.4   ADDITIONAL SECURITY INTEREST . . . . . . . . . . . . . . . .30
    SECTION 7.5   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
    SECTION 7.6   TIME OF ESSENCE. . . . . . . . . . . . . . . . . . . . . . .30
    SECTION 7.7   BINDING EFFECT AND ASSIGNMENT. . . . . . . . . . . . . . . .30
    SECTION 7.8   WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . .31
    SECTION 7.9   REMEDIES CUMULATIVE. . . . . . . . . . . . . . . . . . . . .31
    SECTION 7.10  GOVERNING LAW; CONSTRUCTION. . . . . . . . . . . . . . . . .31
    SECTION 7.11  JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . .31
    SECTION 7.12  INTEREST RATE. . . . . . . . . . . . . . . . . . . . . . . .31
    SECTION 7.13  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . .31
    SECTION 7.14  NOT JOINT VENTURERS. . . . . . . . . . . . . . . . . . . . .32
    SECTION 7.15  ADEQUACY OF BOND PROCEEDS. . . . . . . . . . . . . . . . . .32
    SECTION 7.16  OBLIGATIONS ABSOLUTE . . . . . . . . . . . . . . . . . . . .32
    SECTION 7.17  TRANSFER OF LETTERS OF CREDIT. . . . . . . . . . . . . . . .32
    SECTION 7.18  LIABILITY OF THE LENDER. . . . . . . . . . . . . . . . . . .32
    SECTION 7.19  SECURITY INTEREST IN FUNDS AND BONDS . . . . . . . . . . . .33
    SECTION 7.20  TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
    SECTION 7.21  REDEMPTION OF THE BONDS UNDER CASUALTY OR
                  CONDEMNATION LAWS. . . . . . . . . . . . . . . . . . . . . .34

    SIGNATURES
    FORM OF DRAW REQUEST (EXHIBIT A)
    FORM OF AUTHORIZATION TO TRUSTEE-CONSTRUCTION COSTS (EXHIBIT B) FORM OF AUTHORIZATION TO TRUSTEE-EQUIPMENT ACQUISITION COSTS


                                         -ii-

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    (EXHIBIT C)
    SCHEDULE OF REQUIRED PRINCIPAL PAYMENTS UNDER SERIES B BONDS

    (EXHIBIT D)
    JOINDER AGREEMENT


                                        -iii-

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                             REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT, made as of the 1st day of April, 1996, by and between HEI, INC., a Minnesota corporation (the "Borrower"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association with its banking house located in Wayzata, Minnesota (the "Lender").

                                   ARTICLE I.

                                   DEFINITIONS

SECTION 1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set out respectively after each except where the context clearly requires otherwise (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    (a) ADVANCE: the disbursement from the Construction Fund by the Trustee pursuant to the Bond Documents.

    (b)   ARCHITECT: C. M. Architecture, P.A.

    (c) BOND COUNSEL: Briggs & Morgan, P.A., or such other bond counsel which is acceptable to the Lender.

    (d) BOND DOCUMENTS: individually or collectively, as the context requires, the Loan Agreement and the Indenture.

    (e) BONDS: the $5,625,000 Variable Rate Demand Industrial Development Revenue Bonds, Series 1996 A and B (HEI, Inc. Project) issued by the Issuer.

    (f) BORROWED MONEY: funds obtained by incurring contractual indebtedness, exclusive of trade accounts payable or money borrowed from the Lender.

    (g) BORROWER DOCUMENTS: collectively, this Reimbursement Agreement, the Certificate, the Mortgage, the Security Agreement, the Financing Statements and any and all other documents and instruments executed by the Borrower and delivered to the Lender in connection with the financing transaction contemplated hereby.

    (h)   CASH COLLATERAL ACCOUNT: shall have the meaning assigned thereto in
    Section 6.2(d) hereof.

    (i) CASH FLOW: for each fiscal year of the Borrower, the aggregate amount of the following items properly shown on its year-end income statement, determined in accordance with generally accepted accounting principles consistently applied: (i) net


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    income after taxes; (ii) amortization expense; (iii) depreciation and depletion expense; (iv) deferred tax expense; and (v) similar types of noncash charges against income which the Bank determines, in its reasonable discretion, to be appropriate "add-backs."

    (j) CERTIFICATE: the certificate of no hazardous material of even date herewith executed by the Borrower and delivered to the Lender.

    (k)   COLLATERAL SECURITIES: shall have the meaning assigned thereto in
    Section 6.2(d)(1) hereof.

    (l) COMMITMENT: the commitment of the Lender hereunder to (i) issue the Letters of Credit, and (ii) approve the Advances to the Borrower in accordance with the provisions hereof in an aggregate principal amount of up to and including $5,625,000 plus investment earnings on sums on deposit in the Construction Fund.

    (m) COMMITMENT TERMINATION DATE: April 1, 1998, which date shall automatically be extended to February 1, 1999, in the event the Letters of Credit are extended pursuant to Section 2.6 hereof, or the date of termination of the Commitment pursuant to Section 6.2(a) hereof, whichever date occurs earlier.

    (n) COMPLETION DATE: July 1, 1996 (provided that if the Lender shall extend such date in writing, then the Completion Date shall be such later date), being the required date of completion of the Facility.

    (o)   CREDIT ENHANCEMENT FEE: shall have the meaning assigned thereto in
    Section 4.2 hereof.

    (p) CONSTRUCTION COSTS: the actual costs of the construction of the Facility.

    (q) CONSTRUCTION DOCUMENTS: collectively, all of the following documents which shall be in form and substance acceptable to the Lender:

         (1)  The Plans and Specifications;

         (2) Certificates of Builder's Risk, Worker's Compensation, Liability and Property and Extended Coverage Insurance, as required by Section 5.2(g) hereof and the Mortgage;

         (3) a preliminary sworn construction statement duly executed by the Borrower and the General Contractor showing all costs and expenses of any kind incurred and to be incurred in constructing and installing the Facility, together with a certificate signed by the Borrower otherwise reflecting Construction Costs, and showing that Construction Costs do not exceed $1,982,738;


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         (4)  a copy of the contracts with the General Contractor and the
         Architect, and of all electrical, heating, masonry, plumbing, mechanical, and elevator contracts and all other subcontracts required by the Lender relating to the construction and installation of the Facility, and assignments thereof to the Lender duly executed and delivered by the Borrower, the General Contractor, the Architect and such subcontractors permitting the Lender, upon its election after the occurrence of an Event of Default, to complete the Facility pursuant to, and to acquire the interest of the Borrower under, the foregoing contracts and the Plans and Specifications;

         (5) all building permits and such other evidence as the Lender shall request to establish that all necessary building, zoning and rezoning, planned unit development, subdivision, platting and environmental protection and land use permits and approvals have been obtained, and that the Facility as constructed will comply in all respects with all applicable restrictions in prior conveyances and all applicable ordinance, building, zoning and rezoning, planned unit development, subdivision, platting and environmental protection and land use requirements;

         (6) evidence that no hazardous waste or substances are contained on, under or in the Project except as may be permitted pursuant to the terms of the Certificate;

         (7) a soil report, duly certified to the Lender (or in lieu thereof, a letter addressed to the Lender from the soil engineer permitting the Lender to rely therein), evidencing that satisfactory soil boring tests have been conducted by an engineering firm acceptable to the Lender at such locations of the Project as are acceptable to the Lender, and a certificate signed and delivered by the Architect certifying to the Lender that the plans and specifications for the Project implement and take into account the recommendations of the soil engineer set forth in such report that the foundation designed for the Project as reflected in the Plans and Specifications for the Project is adequate giving the existing soil conditions of the Project Premises; and

         (8) an appraisal prepared by an MAI designated appraiser acceptable to the Lender setting forth the estimated fair market value of the Project upon completion of the Facility in accordance with the Plans and Specifications relating to the Project of at least $1,775,000, together with such documentation as may be necessary to permit the Lender to rely thereon.

    (r) CONTRACTOR: any person who shall be engaged to work on, or to furnish materials and supplies for the Facility.

    (s) CURRENT MATURITIES OF LONG-TERM DEBT: that portion of the Borrower's "Long-Term Debt" that matures or that is scheduled to be paid during the current fiscal year of the Borrower. For the purposes of this definition, "Long-Term Debt" shall mean the following: (i) the aggregate amount of the Borrower's liabilities properly shown as non-


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    current liabilities on its balance sheet, determined in accordance with generally accepted accounting principles consistently applied, as of the last day of its preceding fiscal year; and (ii) any new liabilities of the Borrower incurred during its current fiscal year that, in accordance with generally accepted accounting principles consistently applied, should be shown as non-current liabilities on its balance sheet at fiscal year-end.

    (t) DRAW REQUEST: the form, substantially in the form of EXHIBIT A attached hereto, to be submitted to the Lender when an Advance is requested and which is referred to in Section 2.2 hereof.

    (u)   ELIGIBLE SECURITIES: shall have the meaning assigned thereto in
    Section 6.2(d)(1) hereof.

    (v) ESCROW ACCOUNT: the non-interest bearing escrow account to be established by the Lender in the name of the Borrower into which any and all amounts required to be deposited by the Borrower pursuant to Section
    2.3 hereof shall be deposited.

    (w) EQUIPMENT ACQUISITION COSTS: the actual cost of the acquisition of Project Equipment.

    (x)   EVENT OF DEFAULT: shall have the meaning assigned thereto in Section
    6.1 hereof.

    (y) FACILITY: the approximately 22,500 square foot addition to an existing 23,305 square foot manufacturing facility which will be constructed on the Project Premises pursuant to the Plans and Specifications, together with all additions to, replacements of and substitutions for any of the foregoing which may be made as permitted or required by the Lender.

    (z) FINANCING STATEMENTS: the UCC-1 Financing Statements executed by the Borrower to be filed of record in the office of the Minnesota Secretary of State and the Hennepin County Recorder, serving to perfect a valid first lien on the property subject to the Security Agreement and the personal property subject to the Mortgage.

    (aa)  GENERAL CONTRACTOR: Hagman Construction, Inc.

    (bb) INDENTURE: the Indenture of Trust of even date herewith by and between the Issuer and the Trustee relating to the Bonds.

    (cc)  INSPECTING ARCHITECT:  HDR Engineering, Inc.

    (dd) INTEREST DRAWING: shall have the meaning assigned thereto in the Letters of Credit.

    (ee)  ISSUER:  City of Victoria, Minnesota.


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    (ff)  LETTERS OF CREDIT: collectively, the Series A Letter of Credit and the Series B Letter of Credit.

    (gg) LOAN AGREEMENT: the Loan Agreement of even date herewith by and between the Issuer and the Borrower.

    (hh) MANDATORY REDEMPTION DATE: the date of each scheduled Mandatory Redemption Drawing pursuant to Section 3.1(4) of the Indenture.

    (ii) MANDATORY REDEMPTION DRAWING: shall have the meaning assigned thereto in the Letters of Credit.

    (jj) MORTGAGE: the Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents of even date herewith executed by the Borrower for the benefit of the Lender securing payment of all amounts which may be advanced by the Lender under the Series B Letter of Credit and constituting a valid first lien on a good and marketable fee simple title to the Project Premises.

    (kk) OBLIGATION OF REIMBURSEMENT: shall have the meaning assigned thereto in Section 4.1 hereof.

    (ll) ORGANIZATIONAL DOCUMENTS: collectively, the following documents each of which shall be in form and substance acceptable to the Lender;

         (1) a copy of the Articles of Incorporation of the Borrower, duly certified by the Secretary of State of the State of Minnesota;

         (2) a copy of the Certificate of Good Standing of the Borrower, duly issued by the Secretary of State of the State of Minnesota;

         (3) a copy of the Bylaws of the Borrower, duly certified by an officer of the Borrower;

         (4) a copy of the resolutions of the Borrower authorizing the execution, delivery and performance of the Borrower Documents and the Loan Agreement, duly certified by an officer of the Borrower; and

         (5) an opinion of counsel for the Borrower dated as of the date hereof and acceptable in form and substance to the Lender.

    (mm) PLANS AND SPECIFICATIONS: the final plans and specifications for the Facility as approved by the Lender and the Inspecting Architect.


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    (nn)  PROJECT:  the Project Premises and the Facility, including all
    Project Equipment, as the same may from time to time exist.

    (oo) PROJECT COSTS: the sum of (i) Construction Costs; (ii) Equipment Acquisition Costs; and (iii) all commitment fees of the Lender, brokerage or finder's fees, interest charges, service fees, attorneys' fees, administrative fees, fiscal consultants' fees, contractors' fees, developers' fees, title insurance fees and charges, recording fees and registration taxes, paid or incurred by or on behalf of the Lender in connection with the Project.

    (pp) PROJECT EQUIPMENT: any and all equipment now or hereafter located within or used in connection with the Project Premises or the Facility acquired, in whole or in part, from proceeds of Bonds, and any additions to, replacements of and substitutions for any of the foregoing which may be permitted or required by the Lender.

    (qq) PROJECT PREMISES: the real estate described in Exhibit A attached to the Mortgage.

    (rr)  RELATED DOCUMENTS:  shall have the meaning assigned thereto in
    Section 7.16(a) hereof.

    (ss) SECURITY AGREEMENT: the Security Agreement of even date herewith executed by the Borrower for the benefit of the Lender securing payment of all amounts payable under this Agreement and constituting a valid first lien on all equipment now owned or hereafter acquired by the Borrower.

    (tt) SERIES A LETTER OF CREDIT: the Irrevocable Letter of Credit No. S404271 issued by the Lender to the Trustee for the account of the Borrower in the original stated amount of $4,388,753.00.

    (uu) SERIES B LETTER OF CREDIT: the Irrevocable Letter of Credit No. S404272 issued by the Lender to the Trustee for the account of the Borrower in the original stated amount of $1,482,053.00.

    (vv) TANGIBLE NET WORTH: the sum of the contributed capital, surplus and undivided profits of the Borrower, less any amounts attributable to treasury stock, good will, patents, copyrights, mailing lists, catalogues, trademarks, bond discount and underwriting expenses, organization expenses, leasehold improvements and loans to officers or employees and other like intangibles (not including prepaid expenses classified as current assets or intangible assets offset by equal related liabilities), all as determined in accordance with generally accepted accounting principles.

    (ww) TITLE COMPANY: Commercial Partners Title, LLC, as agent for Chicago Title Insurance Company, or such other title company as is acceptable to the Lender.


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    (xx)  TITLE DOCUMENTS:  collectively, the following documents, each of which shall be acceptable to the Lender:

         (1) a fully paid mortgagee's title insurance policy issued by the Title Company in an amount equal to $1,482,053 insuring the Mortgage as a first lien on a good and marketable fee simple title to the Project Premises, subject only to "Permitted Encumbrances" (as that term is defined in the Mortgage) and, without limiting the generality of the foregoing, insuring the Mortgage against claims for mechanics' liens, rights of parties in possession and matters which would be disclosed by a comprehensive survey and including special assessment searches, UCC searches, judgment searches and all other customary searches, and a long form zoning endorsement and a comprehensive endorsement;

         (2) written evidence of payment of (i) all real estate taxes relating to the Project Premises presently due and payable, and (ii) all levied and pending assessments relating to the Project Premises (or, in lieu thereof, payment in escrow of an amount determined by the Lender); and

         (3) a preliminary perimeter land survey of the Project Premises, prepared at the Borrower's expense, certified to the Lender by a licensed, registered surveyor acceptable to the Lender, dated within thirty (30) days of the date hereof and incorporating the legal description and street address of the Project Premises; showing the location of all points and lines referred to in the legal description; identifying the number of square feet and acres contained in the Project Premises and the number of vehicles which may be parked in designated parking areas; showing the actual or proposed location of the Project (including sidewalks, stoops and parking areas) as being within the exterior boundaries of the Project Premises and in compliance with all setback requirements of the city in which the Project is located; identifying the square footage of all existing structures and the number of stories of all existing structures; showing the location of all easements and encroachments onto or from the Project Premises that are visible on the Project Premises, known to the surveyor preparing the survey or of record and/or making a positive statement that there are no encroachments; identifying easements of record by recording data indicating, if possible, the dimensions of such easement; showing the location of all utilities serving the Project Premises (and tie-in points with respect hereto); showing any flood hazard areas; showing all service roads, highways, bicycle paths, walkways, right-of-way lines, driveways and parking areas on or serving the Project, including the distance from the nearest street; and showing any other matters affecting the title to the Project Premises or the use thereof.

    (yy)  TOTAL COST OF PROJECT:  The sum of all Project Costs.

    (zz) TRUSTEE: First Trust National Association, and any co-trustee or successor trustee appointed, qualified and then acting as such under the provisions of the Indenture.

SECTION I.2 OTHER TERMS. All capitalized terms used herein and not otherwise defined in this Agreement shall have the respective meanings for purposes of this Agreement as are assigned to such terms in Section 1.1 of the Indenture or
Section 1.1 of the Loan Agreement, as the case may be, including, without limitation, the following terms: Prime Rate; Construction Fund; Interest Payment Date; Business Day; Alternate Letter of Credit; Series A Bonds; and Series B Bonds.

SECTION I.3 REIMBURSEMENT AGREEMENT CONTROLLING. To the extent there exists any inconsistencies as between the terms and/or provisions contained in this Reimbursement Agreement and the Bond Documents, the language in this Reimbursement Agreement shall control.

                                      ARTICLE II

                    COMMITMENT TO ISSUE THE LETTERS OF CREDIT
                            AND APPROVAL OF ADVANCES

SECTION II.1 LETTERS OF CREDIT; ADVANCES. The Lender hereby agrees that, on the terms and subject to the conditions hereinafter set forth, the Lender will issue the Letters of Credit to secure payment of the Bonds and approve the making of the Advances by the Trustee to the Borrower from time to time from the Construction Fund from and after the date hereof to the Commitment Termination Date. Notwithstanding anything to the contrary contained herein, the Lender shall only be obligated to approve the Advances to pay Project Costs in an amount up to or equal to the amount of the Commitment and such obligation is further subject to the conditions of Article III hereof.

SECTION II.2  DRAW REQUESTS - CONSTRUCTION COSTS.

    (a) Whenever the Borrower desires to obtain an Advance for Construction Costs, which shall be no more often than monthly, the Borrower shall submit to the Lender and the Title Company a Draw Request, duly signed by the General Contractor, the Architect, the Inspecting Architect and the Borrower, setting forth the information requested therein. Each Draw Request shall, if so required by the Lender or the Title Company, be submitted at least ten (10) days before the date the Advance is desired. Each Draw Request shall constitute a representation and warranty by the Borrower that all representations and warranties set forth in the Borrower Documents are true and correct as of the date of such Draw Request. Draw Requests for Construction Costs may be made only from the proceeds of the Series B Bonds.

    (b) At the time of submission of each Draw Request, the Borrower shall submit to the Title Company and the Lender the following:


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

          (1) A written lien waiver from each Contractor for work done and materials supplied by it which are to be paid for pursuant to all prior Draw Requests; and

          (2) Such other supporting evidence as may be reasonably requested by the Lender to substantiate all payments which are to be made out of the relevant Draw Request and/or substantiate all payments then made with respect to the Facility.

     (c) At the time of submission of the final Draw Request following completion of the Facility, the Borrower shall submit to the Lender a "as-built" survey with respect to the Project Premises complying with the requirement set forth in Section 1.1(av)(3) hereof, except that the actual, as opposed to the proposed, location of the Facility shall be shown thereon.

     (d) At the time of submission of the final Draw Request following completion of the Facility, which shall not be submitted before completion of Facility, including all landscape requirements, the Borrower shall submit to the Lender and to the Title Company the following, unless waived by the Lender and the Title Company in writing:

          (1) a final Sworn Construction Statement, in form and substance acceptable to the Lender, signed by the General Contractor and the Borrower, showing all costs and expenses of any kind incurred in constructing and installing the Facility, and a certificate signed by the Borrower reflecting all Construction Costs paid by the Borrower;

          (2) a written lien waiver from each Contractor for all work done and for all materials furnished by it for the Facility, which lien waiver shall conform in form and amount to the Sworn Construction Statement referred to in (1) above;

          (3) a master written lien waiver from the General Contractor in an amount equal to the total amount of the costs reflected in the Sworn Construction Statement referred to in (1) above;

          (4) such other supporting evidence as may be reasonably requested by the Lender or the Title Company to substantiate all payments which are to be made out of the final Draw Request and/or to substantiate all payments then made with respect to the Facility;

          (5) evidence reasonably satisfactory to the Lender that all work requiring inspection by municipal or other governmental authorities having jurisdiction has been inspected and approved by such authorities and by the rating or inspection organization, bureau, corporation or office having jurisdiction, and that requisite certificates of occupancy and other approvals have been issued;

          (6) an AIA Certificate of Substantial Completion signed by the Borrower, the

          General Contractor, the Architect and the Inspecting Architect certifying that the Facility has been constructed and completed substantially in accordance with the Plans and Specifications; and

          (7)   a Certificate of Occupancy duly issued by the Issuer.

     (e) If on the date an Advance for Construction Costs is desired, the Borrower has performed all of its agreements and complied with all requirements theretofore to be performed or complied with hereunder, the Lender shall (subject to the conditions set forth in Section 3.1 hereof and elsewhere herein) approve and authorize the Trustee to disburse the amount of the requested Advance for Construction Costs to the Title Company, first from the Escrow Account and second from the Construction Fund; provided, however, that the final Advance for Construction Costs shall be disbursed, first, from the Construction Fund and second from the Escrow Account, and the Title Company shall thereafter disburse the amount of the requested Advance within three
     (3) business days to or for the benefit of the Borrower. The request for the final Advance for Construction Costs may also include a request for reimbursement for any Construction Costs theretofore paid for using proceeds of the Escrow Account. The form of the authorization to the Trustee to advance for Construction
     Costs is attached hereto as EXHIBIT B.

SECTION II.3 ADDITIONAL DEPOSITS. If the Lender or the Title Company shall at any time in good faith determine that the aggregate undisbursed amounts of the portion of the Construction Fund allocated for Construction Costs (i.e., the proceeds of the Series B Bonds together with accrued interest thereon) and the Escrow Account is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Facility and shall thereupon send written notice thereof to the Borrower specifying the amount required to be deposited by Borrower with the Lender to provide sufficient funds to complete the Facility, the Borrower, shall within ten (10) calendar days of receipt of any such notice, deposit with the Lender in the Escrow Account the amount of funds specified in such notice.

SECTION II.4  ADVANCES - EQUIPMENT ACQUISITION COSTS.

     (a) Whenever the Borrower desires to obtain an Advance for Equipment Acquisition Costs, which shall be no more often than monthly, the Borrower shall submit to the Lender a copy of the invoice for each item of Project Equipment for which the Borrower is seeking reimbursement, which invoice must be stamped "paid" by the vendor. Each such request for an Advance shall, if so required by the Lender, be submitted at least seven (7) days before the date the Advance is desired. Each such request for an Advance shall constitute a representation and warranty by the Borrower that all representations and warranties set forth in the Borrower Documents are true and correct as of the date of such request for an Advance. Requests for Advances for Equipment Acquisition Costs may be made only from the proceeds of the Series A Bonds. The form of the authorization to the

     Trustee to advance for Equipment Acquisition Costs is attached hereto as EXHIBIT C.

     (b) Only new items of Project Equipment shall be subject to reimbursement pursuant to the terms of this Section 2.4. The Lender shall have the right, at its option, to inspect all items of Project Equipment prior to approving an Advance for reimbursement of the cost of acquisition of such item of Project Equipment.

SECTION II.5 ADVANCES WITHOUT RECEIPT OF DRAW REQUEST. Notwithstanding anything to the contrary contained herein, the Lender shall have the irrevocable right at any time and from time to time to direct the Trustee to advance monies on deposit in the Construction Fund to pay any and all expenses referred to in
Section 7.5 hereof, all without receipt of a Draw Request from or any approval or consent of the Borrower.

SECTION II.6 EXPIRATION, RENEWAL OF LETTERS OF CREDIT. The Series A Letter of Credit shall have an initial expiration date of not later than April 1, 1998, but shall be automatically renewable for successive periods of two years each (but in no event to a date later than April 1, 2006) unless the Lender determines not to renew the term of the Series A Letter of Credit and gives written notice of such non-renewal to the Borrower and the Issuer and the Trustee at least sixty (60) calendar days prior to the expiration date of the Series A Letter of Credit. The Series B Letter of Credit shall have an initial expiration date of not later than April 1, 1998, but shall be automatically renewable for successive periods of two (2) years each (but in no event to a date later than April 1, 2011) unless the Lender determines not to renew the term of the Series B Letter of Credit and gives written notice of such non-renewal to the Borrower and the Issuer and the Trustee at least sixty (60) days prior to the expiration date of the Series B Letter of Credit. The Borrower acknowledges and agrees that the Lender shall have no obligation to renew either of the Letters of Credit at any time in the future. The Borrower further acknowledges and understands that the Bonds will be subject to mandatory redemption if the Lender does not renew the Letters of Credit thereby resulting in a draw under the Letters of Credit unless an Alternate Letter of Credit is delivered to the Trustee pursuant to the Indenture or unless the Bonds are re-marketed pursuant to the terms of the Indenture.

SECTION II.7 DRAW UNDER LETTERS OF CREDIT TO REDEEM OR DEFEASE BONDS. The Borrower acknowledges and agrees that the consent of the Lender is required in order for the Trustee to submit a draft under the Letters of Credit for the purpose of optionally redeeming Bonds or to defease Bonds pursuant to the Indenture. Such consent shall not be required if the Borrower redeems or defeases the Bonds using funds from any other source.

                                  ARTICLE III
                              CONDITIONS OF LENDING

SECTION III.1 CONDITIONS PRECEDENT TO ISSUANCE OF LETTERS OF CREDIT AND APPROVAL OF INITIAL ADVANCE. As a condition precedent to the issuance of the Letters of Credit and approval of the initial Advance hereunder, the following agreements, documents and other items shall have been executed and/or delivered to the Lender by the party indicated, each of which documents, agreements and other items shall be in form and substance acceptable to the Lender (unless waived in writing by the Lender):

     (a)    the Borrower Documents, duly executed and delivered by the Borrower;

     (b)    the Bond Documents, duly executed by the parties thereto;

     (c) evidence that the Mortgage has been duly filed of record in the office of the Hennepin County Recorder (a "marked-up" policy of title insurance issued by the Title Company shall satisfy this condition);

     (d)    the Construction Documents;

     (e)    the Organizational Documents;

     (f)    the Title Documents;

     (g) evidence acceptable to the Lender, including presentation of lien waivers and other receipts of payment acceptable to the Lender, that the Borrower has theretofore paid costs and expenses with respect to the Project in an amount equal to the difference between the Construction Costs and the proceeds of the Series B Bonds, or, in lieu thereof, deposited such amount into the Escrow Account, and the Lender shall not be obligated to approve any Advance to reimburse the Borrower for such costs and expenses;

     (h) an opinion of Bond Counsel issued in connection with the Bonds which states that the Bonds are validly issued, are not arbitrage bonds, and the interest on the Bonds is not includable in gross income for federal income tax purposes either addressed to the Lender or accompanied by a reliance letter indicating that the Lender is entitled to rely on the opinion;

     (i) certified copies of the preliminary and final resolution or ordinances adopted by the Issuer authorizing the issuance of the Bonds;

     (j) the Credit Enhancement Fee in the amount of $58,055.74 for the Letters of Credit that will accrue from April 9, 1996, through and including March 31, 1997, as required under Section 4.2 hereof;

     (k) evidence of payment to the Lender of a non-refundable real estate underwriting fee in the amount of $8,100.00;

     (l) evidence of payment to the Trustee of the $750.00 set up fee and the first semiannual trustee fee in the amount of $750.00;

     (m) evidence of payment of all expenses incurred by the Lender which are payable by the Borrower pursuant to Section 7.5 hereof; and

     (n) such other documents and instruments as the Lender may reasonably request.

SECTION III.2 FURTHER CONDITIONS PRECEDENT TO ANY ADVANCE. The obligation of the Lender to make or cause to be made each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance:

     (a) no Event of Default, and no event which with the giving of notice or the lapse of time or both would constitute an Event of Default, shall have occurred and be continuing and all representations and warranties made by the Borrower in Article V hereof shall continue to be true and correct as of the date of such Advance;

     (b) with respect to a request for an Advance for Construction Costs, no determination shall have been made by the Lender or the Title Company under the provisions of Section 2.3 hereof that additional funds are to be deposited with the Trustee, or, if such a determination has been made and notice thereof sent to the Borrower, the Borrower shall have deposited the necessary funds with the Trustee in accordance with Section 2.3 hereof;

     (c) with respect to a request for an Advance for Construction Costs, if required by the Lender, the Lender shall have been furnished with a statement of the Borrower and of any Contractor, in form and substance acceptable to the Lender setting forth the names, addresses and amounts due or to become due as well as the amounts previously paid to every Contractor, subcontractor, person, firm or corporation furnishing materials or performing labor in connection with the construction of any part of the Facility;

     (d) the Borrower shall have provided to the Lender such evidence of compliance with all of the provisions of this Agreement as the Lender may reasonably request; and

     (e) no license or permit necessary for the construction and installation of the Facility shall have been revoked nor the issuance of any such license or permit or the authority of the Borrower to construct the Facility shall have been subjected to challenge by or before any court or other governmental authority having or asserting jurisdiction over the Project.

                                     ARTICLE IV

                       REIMBURSEMENTS AND OTHER PAYMENTS:
                             LENDER'S RIGHT TO CURE

SECTION IV.1 OBLIGATION OF REIMBURSEMENT. The Borrower hereby agrees to pay Lender (the "Obligation of Reimbursement") (i) on the day that any amount is drawn under the Letters of Credit a sum equal to the amount drawn under the Letters of Credit plus any and all reasonable charges and expenses which the Lender may pay or incur relative to such draw, (ii) on demand, any amounts advanced by the Lender in its sole discretion to cure any event of default under the Bond Documents, and (iii) on demand, interest on all amounts remaining unpaid by the Borrower to the Lender under this Agreement at any time accruing from the date such amounts become payable (in the case of an amount payable on demand, which interest shall accrue from the date the Lender is first entitled to demand payment, regardless of whether a demand for payment is actually made), until payment in full, at an annual rate equal to two percent (2%) per annum in excess of the Prime Rate, as the same changes from time to time; provided, however, that no interest shall accrue or be payable on any amounts paid by the Lender pursuant to a draft submitted under the Letters of Credit if the full amount of such draft is reimbursed by the Borrower to the Lender, by 2:00 o'clock p.m. on the same day such draft is paid by the Lender. A schedule of the principal payments required under the Series B Bonds is attached hereto as EXHIBIT D.

SECTION IV.2 PAYMENT OF CREDIT ENHANCEMENT FEE. So long as either of the Letters of Credit is outstanding, the Borrower agrees to pay the Lender a Credit Enhancement Fee with respect to the Letters of Credit (the "Credit Enhancement Fee") for each year commencing on April 1 and ending on March 31 (or portion thereof) that either of the Letters of Credit is outstanding equal to one percent (1.0%) per annum of the sum of (a) the maximum amount available to be drawn under the Letters of Credit on the first day of such year, plus (b) the amount which is subject to reinstatement (either automatic or optional) on such day pursuant to the Letters of Credit. The Credit Enhancement Fee shall be due and payable in advance on or before March 31 of each year. Notwithstanding the foregoing, if and for so long as an Event of Default has occurred and continues or exists, then, at the Lender's option, the Credit Enhancement Fee shall thereafter be increased by an additional two percent (2.0%) per annum. In addition, in the event the Borrower no longer maintains its line of credit or primary depository account(s) with the Lender, then, at the Lender's option, the Credit Enhancement Fee shall thereafter be increased by an additional one percent (1.0%) per annum.

SECTION IV.3 CAPITAL ADEQUACY/CHANGE IN LAW. If any change in any law or regulation or in the interpretation thereof by any court or administrative governmental authority charged with the administration thereof shall either
(i) impose, modify or deem applicable or modify any capital adequacy, reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of the Lender (including without limitation, a requirement which affects the Lender's allocation of capital resources), or (ii) impose on the Lender any other condition regarding this Agreement or either of the Letters of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost (including without limitation, reserve or similar cost) to the Lender of issuing or maintaining the Letters of Credit or reduce the Lender's return hereunder or all or any of the Lender's capital is reduced (which increase in cost or reduction in return shall be determined by the Lender's reasonable allocation of the aggregate of such cost increases or return reductions resulting from such events), then upon demand by the Lender, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided for in Section 4.1 hereof. A certificate as to such increased costs incurred by the Lender as a result of any event mentioned in clause (i) or (ii) above, submitted by the Lender to the Borrower shall be conclusive, absent manifest error, as to the amount thereof.

SECTION IV.4 COMPUTATION OF CREDIT ENHANCEMENT FEE AND INTEREST. The Credit Enhancement Fee and interest payable on amounts due under this Agreement shall be computed on the basis of a 360-day year and charged for actual days elapsed.

SECTION IV.5 RIGHT OF LENDER TO CURE DEFAULTS UNDER BOND DOCUMENTS. If the Borrower shall fail to make any payments under the Bond Documents on the day such payment is first due and payable by the Borrower, or shall fail to comply with any other covenant or agreement of the Borrower under the Bond Documents, or if any other default or event of default shall occur under the Bond Documents, the Lender shall have the option, in the Lender's sole discretion, to cure any such failure by taking action reasonably required to effect such cure, including, without limitation, making the required payment directly to the Trustee. Any such payment by the Lender shall constitute an advance repayable by the Borrower in accordance with Section 4.1 hereof. The Borrower shall be responsible for any costs and/or expenses incurred by the Lender in curing any such default or event of default.

SECTION IV.6 PAYMENTS. All payments by the Borrower to the Lender hereunder shall be made in lawful currency of the United States in immediately available funds at the Lender's office at 900 East Wayzata Boulevard, Wayzata, Minnesota 55391. In addition, the Lender shall have the right to debit any of the Borrower's accounts at the Lender without further authorization of the Borrower to make any such payments.

SECTION IV.7 COLLATERAL. The Borrower hereby acknowledges that the Obligation of Reimbursement and each and every other liability and indebtedness of the Borrower hereunder are secured by the security interests and other liens granted to the Lender by the Borrower pursuant to the Security Agreement, and that the Obligation of Reimbursement with respect to amounts advanced under the Series B Letter of Credit is also secured pursuant to the Mortgage.

SECTION IV.8 FEES. In addition to the Credit Enhancement Fee, the Borrower shall pay to the Lender, on demand, such fees as are customarily charged by the Lender from time to time in connection with the amendment and administration of letters of credit, as the same change from time to time. In addition to the foregoing, the Borrower shall pay a customary transfer fee to the Lender (in an amount not to exceed $500 per transfer) if either or both of the Letters of Credit is transferred to a successor trustee under the Indenture.

SECTION IV.9 REDEMPTIONS UNDER SERIES A BONDS. The parties hereto acknowledge that Advances for Equipment Acquisition Costs may be obtained from the Construction Fund from the date hereof through and including the Commitment Termination Date, but that the Borrower has not yet determined the timing of requests for Advances for Equipment Acquisition Costs. As a result, the Series A Bonds have been structured to require no principal payments on the Series A Bonds until the April 1, 2006 maturity date thereof. The Borrower agrees, however, that as of April 1 of each year during the term of the Series A Bonds commencing as of April 1, 1997, it shall, pursuant to the provisions of
Section 8.2(a) of the Loan Agreement, direct the Trustee to call for redemption and prepayment of a portion of the Series A Bonds under the provisions of
Section 3.1(1) of the Indenture, in an amount determined in accordance with the terms set forth in this Section 4.9. The amount of each annual redemption shall be determined as follows:

     (a) The total amount of Advances which have been made hereunder for Equipment Acquisition Costs from the date hereof through and including February 1, 1997, shall be divided by seven (7). This amount, when added to the amounts determined pursuant to subsections (b) and (c) below and rounded up pursuant to subsection (d) below, shall be applied to redeem a portion of the Series A Bonds on each April 1 commencing with April 1, 1997, continuing on each April 1 thereafter through and including April 1, 2003.

     (b) The total amount of Advances which have been made hereunder for Equipment Acquisition Costs from February 1, 1997, through and including January 31, 1998, shall be divided by seven (7). This amount, when added to the amounts determined pursuant to subsection (a) above and subsection (c) below and rounded up pursuant to subsection (d) below, shall be applied to redeem a portion of the Series A Bonds on each April 1 commencing with April 1, 1998, and continuing on each April 1 thereafter through and including April 1, 2004.

     (c) The total amount of Advances which have been made hereunder for Equipment Acquisition Costs from February 1, 1998, through and including February 1, 1999, shall be divided by seven (7). This amount, when added to the amounts determined pursuant to subsections (a) and (b) above and rounded up pursuant to subsection (d) below, shall be applied to redeem a portion of the Series A Bonds on each April 1 commencing with April 1, 1999, and continuing on each April 1 thereafter through and including
     April 1, 2005.

    (d) The amounts payable on each April 1 as determined pursuant to subsections (a), (b) and (c) above shall be added together and rounded up to the next $5,000 increment. This amount shall be the amount applied to redeem the Series A Bonds pursuant to the terms of this
         Section 4.9.

    By way of illustration, assume that the total Advances for Equipment Acquisition Costs from the date hereof through February 1, 1997, is $1,400,000, that the total Advances for Equipment Acquisition Costs from February 1, 1997, through January 31, 1998, is $1,600,000, and that the total Advances for Equipment Acquisition Costs from February 1, 1998, through February 1, 1999, is $1,205,000. The required annual redemptions for the Series A Bonds shall be determined as follows:

              Tranche (a)         Tranche (b)         Tranche (c)
Date         ($1,400,000/7)      ($1,600,000/7)      ($1,205,000/7)       Sum         Rounding
- ----         --------------      --------------      --------------       ---         --------

4/1/97           200,000                                                 200,000       200,000
4/1/98           200,000            228,571                              428,571       430,000
4/1/99           200,000            228,571             172,143          600,714       605,000
4/1/00           200,000            228,571             172,143          600,714       605,000
4/1/01           200,000            228,571             172,143          600,714       605,000
4/1/02           200,000            228,571             172,143          600,714       605,000
4/1/03           200,000            228,571             172,143          600,714       605,000
4/1/04                              228,571             172,143          400,714       405,000
4/1/05                                                  172,143          172,143       145,000
                                                                                     ---------
                    TOTAL REDEMPTIONS:                                               4,205,000
                                                                                     ---------
                                                                                     ---------


                                   ARTICLE V.

                           WARRANTIES, REPRESENTATIONS
                                  AND COVENANTS

SECTION V.1 WARRANTIES AND REPRESENTATIONS. The Borrower hereby represents and warrants to the Lender as follows:

         (a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is under no legal disability to execute, deliver and perform the Borrower Documents and the Bond Documents and to own its property and conduct its business as presently conducted and as proposed to be conducted;

         (b) the Borrower possesses adequate licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted;

         (c) the execution, delivery and performance of the Borrower Documents and the Bond Documents will not violate any provision of the organizational documents of the Borrower or of any law, rule, regulation or court order or result in the breach of or constitute a default under any indenture or loan, credit or other agreement or instrument to which the Borrower is a party or by which it or its properties may be bound or affected or result in the creation or imposition or any lien, charge or encumbrance of any nature upon any of its properties or assets contrary to the terms of any such instrument or agreement;

         (d) the Borrower Documents and the Bond Documents each constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its respective terms (except, as to enforceability, to the extent limited by bankruptcy, insolvency and other similar laws affected creditors' rights generally);

         (e) the Project and the intended use thereof for the purpose and in the manner contemplated by this Agreement are permitted by and will comply in all material respects with all presently applicable use or other restrictions and requirements in prior conveyances, zoning ordinances and all development, pollution control, water conservation and other laws, regulations, rules and ordinances of the United States and the State of Minnesota and the respective agencies thereof, and the political subdivision in which the Project is located;

         (f) there is no suit, action or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower before or by any court, arbitrator, administrative agency or other governmental authority which, if adversely determined, would materially and adversely affect its business, properties, operations, assets or condition (financial or otherwise) or the validity of any of the transactions contemplated by the Borrower Documents, the Bond Documents or any of the documents related thereto, or the ability of the Borrower to perform its obligations hereunder or thereunder or as contemplated hereby or thereby;

         (g) the Borrower has furnished the Lender with financial statements for the Borrower for its fiscal year ended August 31, 1995, and for its fiscal quarter ended February 29, 1996, each of which financial statements fairly presents the financial condition of the Borrower at and as of the date thereof, and, as of said date, there were no material liabilities of the Borrower, direct or indirect, fixed or contingent, which were not reflected in the financial statements or the notes thereto;

         (h) the Borrower has filed all federal and state tax returns and reports required to be filed, which returns properly reflect the taxes owed by it for the period covered thereby and it has paid or made appropriate provisions for the payment of all taxes which may become due pursuant to said returns and for the payment of all present installments of any assessments, fees and other governmental charges upon it or upon any of its property;

         (i) no consent, approval or authorization of or permit or license from or registration with or notice to any federal or state regulatory authority or any third party is required in connection with the making or performance of the Borrower Documents, the Bond Documents or any document or instrument related hereto or thereto, or, if so required, such consent, approval, authorization, permit or license has been requested and obtained or such registration made or notice given or such other appropriate action taken on or prior to the date hereof;

         (j) the Borrower is not in default of a material provision under any material agreement, instrument, decree or order to which it is a party or to which it or its property is bound or affected;

         (k) to the Borrower's knowledge, and except as permitted by the Certificate, no pollutants or other toxic or hazardous waste or substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or waste (including materials to be recycled, reconditioned or reclaimed) (collectively "substances") which is regulated by law, regulation, ordinance or code have existed in, on or under the Project Premises or have been discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape (collectively referred to as an "incident") on the Project Premises. The Borrower shall not permit third parties to cause an incident, shall take reasonable steps to ensure that an incident does not occur, and shall promptly take all appropriate steps to remedy an incident, in compliance with all local, state and federal laws and regulations should an incident occur;

         (l) no underground storage tanks are located on the Project Premises or, to the Borrower's knowledge, were located on the Project Premises and subsequently removed or filled;

         (m) no dump, sanitary landfill or gasoline service station are or were located on Project Premises;

         (n) no investigation, administrative order, consent order and agreement, litigation, or settlement (collectively referred to as the "action") including, but not limited to, proceedings or actions commenced by any person (including, but not limited to any federal, state, or local government or agency or entity before any court or administrative agency) with respect to substances is proposed, threatened, anticipated or in existence with respect to Project Premises;

         (o) to the Borrower's knowledge, the Project and the Borrower's operations at the

         Project always have been and now are in substantial compliance with all applicable federal, state and local statutes, laws and regulations. No notice has been served on the Borrower from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, or demanding payment or contribution for environmental damage or injury to natural resources, or any injury to human health; and

         (p) each and all of the warranties and representations of the Borrower set forth and contained in each of the Bond Documents are true and correct in all material respects as of the date hereof.

Each of the foregoing representations and warranties shall be deemed to be repeated and reaffirmed in all material respects on and as of the date any Advance is made. In addition, the request for each Advance hereunder by the Borrower shall constitute a representation and warranty by the Lender that the representations of the Borrower as set forth in Section 3.5(3) of the Loan Agreement are true and correct with respect to the requested Advance.

SECTION V.2 COVENANTS In addition to the covenants and agreements of the Borrower set forth and contained in the other Borrower Documents, the Borrower hereby covenants and agrees to and with the Lender as follows, so long as either of the Letters of Credit remains outstanding and any amounts remain due and payable to the Lender by the Borrower pursuant to Article IV hereof, unless otherwise agreed or consented to by the Lender:

    (a) that all Advances shall be used to pay Project Costs; that the Project does and shall comply with all applicable restrictions, conditions, ordinances, regulations and laws of governmental departments and agencies having jurisdiction over the Project, and does not and shall not violate any private restrictions or covenants or encroach upon or interfere with easements affecting the Project Premises; and that the Borrower will commence and carry on continuously, diligently and with reasonable dispatch, the construction of the Facility in conformance to the Plans and Specifications, free from all mechanics, labors, and materialmen's liens, and in good and workmanlike manner, and substantially complete the Facility on or before the Completion Date;

    (b) to keep, perform, enforce and maintain in full force and effect all of the terms, covenants, conditions and requirements of the Borrower Documents, the Bond Documents, the Title Documents, the Organizational Documents and the Construction Documents; not to amend, modify, supplement, terminate, cancel or waive any of the terms, covenants, conditions or requirements of any of said documents without the prior written consent of the Lender; and to execute such amendments, modifications, supplements and extensions of said documents as may be reasonably requested by the Lender;

    (c) upon the demand of the Lender for reasonable cause, from time to time not more frequently than once every two (2) years during the term hereof, to deliver to the Lender an updated survey showing the Facility to be located within applicable lot lines of the Project Premises and set back lines and not encroaching upon any easements, streets or adjoining property, and to deliver to the Lender from time to time and at any time updated and recertified copies of the Title Documents, the Organizational
     Documents and Construction Documents;

     (d) not to create, permit to be created or to allow to exist, any liens, charges or encumbrances on the Project (other than "Permitted Encumbrances" as defined in the Mortgage) and the lien of general real estate taxes pending and special assessments not due and payable except for such liens, charges and encumbrances which are being diligently contested in good faith by appropriate proceedings and provided that, if requested by the Lender, the Borrower shall have deposited into escrow with the Lender an amount equal to such lien, charge or encumbrance plus some penalties accrued thereon;

     (e) not to assign this Agreement or any interest herein or all or any part of the Advances to be made hereunder;

     (f)    to use its best efforts to require each
     Contractor to comply with all rules, regulations, ordinances and laws bearing on its conduct of work on the Facility;

     (g) to obtain and maintain at times during the process of constructing and installing the Facility and at all times thereafter during the term of the Letters of Credit, if applicable (and, from time to time at the request of the Lender, furnish the Lender with proof of payment of premiums on):

          (1) builder's risk insurance, written on the so-called "Builder's Risk Completed Value Basis", in an amount equal to total construction costs for the Facility, and with coverage available on the so-called "all risk", non-reporting form of policy, the Lender's interest to be protected in accordance with a loss payable clause in form and content satisfactory to the Lender, naming the Lender as mortgagee and loss payee;

          (2) comprehensive general liability insurance (including operations, contingent liability, operations of subcontractors, complete operations and contractual liability insurance) in such amount as the Lender may require from time to time (but with coverage of not less than $1,000,000/$1,000,000) and naming the Lender as an additional insured;

          (3) worker's compensation insurance, with statutory coverage covering all persons engaged in the construction or installation of the Project;

          (4) hazard insurance, with respect to completed portions of the Project, insuring against loss by fire, lightning, vandalism, malicious mischief and other risks customarily covered by a standard extended coverage endorsement, in an amount not less than the face amount of the Series B Letter of Credit or the full insurable value of the Project, whichever is greater, and naming the Lender as mortgagee and loss payee;

          (5) flood insurance, if any of the Land is located in a "flood plain" as defined by the Federal Insurance Administration, in the maximum obtainable amount up to the face amount of the Series B Letter of Credit, naming the Lender as loss payee (unless an appropriate official of the city in which the Project Premises is located states in writing that all of the Project Premises is not located in a "flood plain" as defined by the Federal Insurance Administration);

          (6) rent loss or business interruption insurance, with respect to completed portions of the Project, with respect to the perils set forth in paragraph (4) above, in an amount sufficient to enable the Borrower to make the required payments under this Agreement, to pay taxes and insurance and continue operations during an assumed reconstruction period of one (1) year, naming the Lender as mortgagee and loss payee; and

          (7) such insurance with respect to the Project Equipment as is required by the Security Agreement;

     Such policies of insurance to be in form and content satisfactory to the Lender and to be placed with financially sound and reputable insurers licensed to transact business in the State of Minnesota and to contain an agreement of the insurer to give not less than thirty (30) days' advance written notice to the Lender in the event of cancellation, change or non-renewal of such policy effecting the coverage thereunder; acceptance of such insurance policies not to bar the Lender from requiring additional insurance (either in type or amount) at a later date which it reasonably deems necessary;

     (h) to keep accurate books of record and account for itself in which true and complete entries will be made in accordance with generally acceptable accounting principles consistently applied and, upon request of the Lender will give any representative of the Lender access during normal business hours to, and permit such representative to examine, copy or make extracts from any and all books, records, contracts, plans, drawings, permits, bills and statements of account pertaining to the Project, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its officers, all at such times as often as it may reasonably be requested by the Lender or its officers or representatives;

     (i) to hold the Lender harmless, and the Lender shall have no liability or obligation of any kind to the Borrower, creditors of the Borrower or any third party, in connection with any defective, improper or inadequate workmanship performed in or about, or materials supplied to, the Project Premises and the Facility, or any mechanics, suppliers or materialmen's liens arising as a result of such defective, improper or inadequate workmanship or materials, and upon the Lender's reasonable request, to replace or cause to be replaced, any such defective, improper or inadequate workmanship or materials;

     (j) to pay all real estate taxes prior to the attachment of penalties with respect thereto and installments of special assessments payable therewith, insurance premiums with respect to the insurance required to be maintained by the Borrower under the terms of any of the Borrower Documents, and any utility charges incurred by the Borrower prior to or during the term of this Agreement, except as to such taxes, assessments, premiums or charges which are being contested in good faith by appropriate proceedings and provided that, if requested by the Lender, the Borrower shall have deposited into escrow with the Lender an amount equal to such taxes, assessments, premiums or charges plus penalties accrued thereon; provided, however, that the right of the Borrower to contest such taxes and assessments shall only constitute an agreement between the Lender and the Borrower and, without limiting the generality of the foregoing, nothing contained herein shall constitute an agreement by or the consent of the Issuer to the nonpayment of any such taxes or assessments, whether or not the same are being so contested;

     (k) to perform each and all of the covenants and agreements set forth and contained in the Bond Documents;

     (l) to cause to be prepared and delivered to the Lender the following:

               (i) as soon as available and in any event within ninety (90) days after the end of its fiscal year, audited financial statements of the Borrower (balance sheet, income statement and statement of cash flow), all in reasonable detail and prepared in accordance with generally accepted accounting principles, consistently applied, prepared by independent certified public accountants acceptable to the Lender; and

               (ii)    from time to time, with reasonable
               promptness, such further information regarding the business, operations, affairs and financial and other condition of the Borrower and the Project as the Lender may request;

     (m) to promptly give notice in writing to the Lender of any and all litigation involving the Borrower where the amount in dispute exceeds $50,000 and is not covered by insurance, and of any and all litigation if the aggregate amount in dispute in connection with such litigation exceeds $50,000 and is not covered by insurance, and of any and all material proceedings commenced against the Borrower by or before any court or governmental or regulatory agency;

     (n) to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which would materially and adversely affect the business or credit of the Borrower, except where diligently contested in good faith and by proper proceedings;

     (o) to preserve and maintain all of the Borrower's rights, privileges and franchises necessary or desirable in the normal conduct of the Borrower's business; and not to suspend business operations or convey, transfer, encumber or pledge a substantial portion of its properties or assets;

     (p) to keep all of the assets and properties necessary in the Borrower's business in good working order and condition, ordinary wear and tear excepted;

     (q) to obtain all necessary and convenient state, federal, local and private clearances, authorizations, permits and licenses with respect to the business operations of the Borrower, including, without limitation, any export and other trade licenses or permits required by law for the present or future business operations of the Borrower;

     (r) not to undertake or permit without prior written approval of the Lender any other or additional construction on the Project Premises or on any site or sites adjacent thereto owned by the Borrower or any parties related thereto;

     (s) not to create, incur, assume or suffer to exist, contingently or otherwise, indebtedness in excess of $500,000.00 for Borrowed Money in any fiscal year, except indebtedness disclosed to the Lender in writing as existing at the time of execution of this Agreement;

     (t) not to permit its Tangible Net Worth to be less than $12,400,000.00 for its fiscal year ending August 31, 1996, and $13,900,000.00 for its fiscal year ending August 31, 1997;

     (u) not to permit its long-term debt to Tangible Net Worth ratio to exceed 1.0 to 1.0 at any time during the term hereof;

     (v) to produce a net profit after taxes quarterly, and to produce an annual net profit of at least $1,500,000 for the Borrower's fiscal years ending August 31, 1996 and August 31, 1997; and

     (w) to maintain a ratio of Cash Flow to Current Maturities of Long-Term Debt of at least 1.5 to 1.0 for each fiscal year of the Borrower during the term hereof.


                                   ARTICLE VI

                   EVENTS OF DEFAULT; RIGHTS AND REMEDIES UPON
                                EVENT OF DEFAULT


SECTION VI.1 Events of Default. Any one or more of the following events, conditions or circumstances shall constitute an Event of Default:

     (a) the Borrower shall fail to pay, within five (5) days after the due date thereof, any amounts required to be paid by the Borrower under this Agreement or any other indebtedness of the Borrower to the Lender or any third party, whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several;

     (b) the Borrower shall fail to observe or perform any of the covenants, conditions or agreements to be observed or performed by it under the Borrower Documents, the Bond Documents or any credit or similar agreement between the Borrower and the Lender for a period of thirty (30) days after written notice, specifying such default and requesting that it be remedied, given to such party by the Lender, unless the Lender shall agree in writing to an extension of such time prior to its expiration, or for such longer period as may be reasonably necessary to remedy such default (other than defaults which can be cured by a money payment) provided that the Borrower is proceeding with reasonable diligence to remedy the same;

     (c) the Borrower shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due; or if a petition or answer proposing the adjudication of the Borrower as a bankrupt or its reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or if a receiver, trustee or liquidator of the Borrower or of all or substantially all of the assets of the Borrower or of the Project shall be appointed in any proceeding brought against the Borrower and shall not be discharged within sixty (60) days of such appointment; or if the Borrower shall consent to or acquiesce in such appointment; or if any property of the Borrower (including, without limitation, the estate or interest of the Borrower in the Project or any part thereof) shall be levied upon or attached in any proceeding;

     (d) final judgment(s) for the payment of money in excess of $50,000, individually or in the aggregate, shall be rendered against the Borrower and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;

     (e) the Borrower shall be or become insolvent (whether in the equity or bankruptcy sense);

     (f) any representation or warranty made by the Borrower in the Borrower Documents or the Bond Documents shall prove to be untrue or misleading in any material respect, or any statement, certificate or report furnished hereunder or under any of the foregoing documents by or on behalf of the Borrower shall prove to be untrue or misleading in any material respect on the date when the facts set forth and recited therein are stated or certified;

     (g) at the time any Advance is requested by the Borrower hereunder the title to the Project is not reasonably satisfactory to the Lender, regardless of whether the lien, encumbrance or other question existed at the time of any prior Advance, unless such lien, or encumbrance has been consented to in writing by the Lender;

     (h) a survey shows that the Facility encroaches upon any unvacated street or upon any adjoining property to an extent deemed material by Lender;

     (i) the construction and installation of the Facility is abandoned or shall be unreasonably delayed or be discontinued for a period of twenty (20) consecutive calendar days following written notice to the Borrower by the Lender, in each instance for reasons other than acts of God, fire, storm, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause over which the Borrower is unable to exercise control;

     (j) the Borrower at any time prior to the completion and installation of the Facility shall (i) abandon the same, or (ii) delay construction or suffer construction to be delayed for any period of time, so that the completion of the construction and installation of the Facility cannot be accomplished, in the reasonable judgment of the Lender, by the Completion Date;

     (k)    the Lender or the Title Company shall, under the provisions of
     Section 2.3 hereof, determine in good faith that additional sums are to be deposited with the Lender pursuant thereto and the Borrower shall fail to deposit such sums as required by said section; or

     (l) the Borrower shall fail to timely effect a prepayment of the Series A Bonds as required by Section 4.9 hereof.

SECTION VI.2 Rights and Remedies. Upon the occurrence and continuance of an Event of Default, the Lender may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):

     (a) The Lender may refrain from approving Advances until such Event of Default is cured but the Lender may approve Advances after the occurrence of a Event of Default without thereby waiving its rights and remedies hereunder.

     (b) The Lender shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies under the Borrower Documents and any other documents related hereto.

     (c) The Lender may instruct the Trustee to accelerate the Bonds and submit a draft under either of the Letters of Credit pursuant to the Indenture.

     (d) The Lender may make demand upon the Borrower and forthwith upon such demand the Borrower will pay to the Lender in immediately available funds for deposit in a special cash collateral account maintained with the Lender (the "Cash Collateral Account") an amount equal to the maximum amount then available to be drawn under the Letters of Credit (assuming compliance with all conditions for drawing thereunder). The Lender hereby acknowledges the Trustee's security interest in any and all funds deposited by the Borrower hereunder and agrees that, so long as either of the Letters of Credit is outstanding, the Lender's interest in such funds shall be subordinate to the interest of the Trustee.

     Notwithstanding the foregoing, the Lender shall have sole discretion in administering such funds, including the right to return such funds to the Borrower if the Lender so elects, until the Obligation of Reimbursement and the Credit Enhancement Fee then due shall have been paid in full:

          (1) If requested by the Borrower and subject to the right of the Lender to withdraw funds from the Cash Collateral Account as provided below and subject to the limitations provided below, the Lender will from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds and invest interest or other income received from any such investments, in such Eligible Securities (as hereinafter defined) as the Borrower may select and give notice thereof to the Lender. Such proceeds, interest or income which are not so invested or reinvested in Eligible Securities shall, except as otherwise provided in this Section 6.2(d), be deposited and held by the Lender in the Cash Collateral Account. "Eligible Securities" means (A) United States Treasury bills with a remaining maturity not in excess of 90 days, (B) negotiable certificates of deposit of the Lender or of any other bank having combined capital and surplus of at least $10,000,000 with a remaining maturity not in excess of 90 days, and (C) such other instruments as the Borrower may request and the Lender may approve in writing. Eligible Securities from time to time purchased and held pursuant to this subsection (d)(1) shall be referred to as "Collateral Securities" and shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account in amounts equal to their respective outstanding principal amounts.

          (2) If at any time the Lender determines that any funds held in the Cash Collateral Account are subject to any right or claim of any person or entity other than the Lender or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, the Borrower will, forthwith upon demand by the Lender, pay to the Lender, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (A) such maximum amount at such time available to be drawn under the Letters of Credit over
          (B) the total amount of funds, if any, then held in the Cash Collateral Account which the Lender determines to be free and clear of any such right and claim.

          (3) The Borrower hereby pledges and grants to the Lender a security interest in all funds held in the Cash Collateral Account (including Collateral Securities) from time to time and all proceeds thereof, as security for the payment of all amounts due and to become due from the Borrower to the Lender under this Agreement.

          (4) The Lender may, at any time or from time to time after funds are deposited in the Cash Collateral Account or invested in Collateral Securities, after selling (upon ten days' notice to the Borrower), if necessary, any Collateral Securities, apply funds then held in the Cash Collateral Account to the payment of any amounts, in such order as the Lender may elect, as shall have become or shall become due and payable by the Borrower to the Lender under this Agreement. The Borrower agrees that, to the extent notice of sale of any Collateral Securities shall be required by law, at least ten days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (5) Neither the Borrower nor any person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, except as otherwise provided in subsection (6) below, except that after the expiration of the Letters of Credit in accordance with its terms and the payment of all amounts payable by the Borrower to the Lender under this Agreement, any funds remaining in the Cash Collateral Account shall promptly be returned by the Lender to the Borrower or paid to whomever may be legally entitled thereto.

          (6) The Borrower agrees that it will not (A) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (B) create or permit to exist any lien, security interest or other change or encumbrance upon or with respect to said account or any funds or Collateral Securities held therein except as provided in or contemplated by this Agreement.

          (7) The Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords its own property, it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

          (8)   Any amount deposited in the Cash Collateral
     Account pursuant to Section 2.3 of the Mortgage may be utilized in connection with an Optional Tender Drawing under the terms of the Indenture.

     (e) The Lender, in its sole discretion, may pay any amount owing under the Bond Documents, including without limitation, principal of, interest and premium on the Bonds or the Lender may cure any other event of default under the Bond Documents;

     (f) The Lender may, by written notice to the Borrower in accordance with the terms of such indebtedness declare all indebtedness of every type or description owed by the Borrower to the Lender to be immediately due and payable and the same shall be thereupon be immediately due and payable;

     (g) The Lender may offset any deposits of the Borrower held by the Lender (including those held by the Lender in the Cash Collateral Account and any unmatured time deposits) against sums due hereunder or against any other indebtedness then owed by the Borrower to the Lender, whether or not then due;

     (h) The Lender may enter upon the Project and take possession thereof, and proceed in its own name or in the name of the Borrower (which authority is coupled with an interest and is irrevocable by the Borrower but which is not intended to nor shall it exclude the Borrower from possession thereof) to complete or cause to be completed the Facility, at the cost and expense of the Borrower.
     If the Lender elects to complete or cause to be completed the Project, it may do so according to the Plans and Specifications or according to such changes, alterations or modifications in and to the Plans and Specifications as the Lender may deem appropriate; and the Lender may enforce or cancel all contracts let by the Borrower relating to construction and installation of the Facility and/or let by other Contractors which in the Lender's sole judgment it may deem advisable; and the Borrower shall forthwith turn over and duly assign to the Lender, as the Lender may from time to time require, contracts relating to construction and installation of the Facility, the Plans and Specifications, blueprints, shop drawings, bonds, building permits, bills and statements of account pertaining to the Facility, whether paid or not, and any other instruments or records in the possession of the Borrower pertaining to the Facility. The Borrower shall be liable under this Agreement to pay to the Lender, on demand, any amount or amounts expended by the Lender in so completing the Facility together with any costs, charges, or expenses incident thereto or resulting therefrom, all of which shall be secured by the Mortgage and the Security Agreement. In the event that a proceeding is instituted against Borrower for recovery and reimbursement of any monies expended by the Lender in connection with the completion of the Facility, a statement of such expenditures, verified by the affidavit of an officer of the Lender, shall be prima facie evidence of the item so expended and of the propriety of and necessity for such expenditure; and the burden of proving to the contrary shall be upon the Borrower. The Lender shall have the right to apply the funds on deposit in the Construction Fund and the Escrow Account to bring about the completion of the Facility and to pay the costs thereof; and if such funds are insufficient, in the sole judgment of the Lender, to pay for the Facility, the Borrower agrees to promptly deliver and pay to the Lender such sum or sums of money as the Lender may from time to time demand for the purpose of completing the Facility or of paying any liability, charge or expense which may have been incurred or assumed by the Lender under or in performance of this Agreement, or for the purpose of completing the Facility. It is expressly understood and agreed that in no event shall the Lender be obligated or liable in any way to complete the Facility or to pay for the costs of construction thereof beyond the amount of the Commitment.

                                 ARTICLE VII.

                                 MISCELLANEOUS

SECTION VII.1  Indemnification by Borrower.

     (a) The Borrower agrees to indemnify and hold harmless the Lender, its officers, agents and employees, against any and all losses, claims, damages or liability to which the Lender, its officers, agents and employees, may become subject under any law in connection with the issuance and sale of the Bonds and the carrying out of the transactions contemplated by the Borrower Documents and the Bond Documents, or the conduct of any activity on the Borrower's premises, other than any such losses, claims, damages or liability resulting from the gross negligence or willful misconduct of the Lender or its officers, directors, agents or employees, and to reimburse the Lender, its officers, agents and employees, for any reasonable out-of-pocket legal and other expenses (including reasonable counsel fees) incurred by the Lender, its officers, agents and employees, in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions relating thereto. The Lender agrees, at the request and expense of the Borrower, to cooperate in the making of any investigation in defense of any such claim and promptly to assert any or all of the rights and privileges and defenses which may be available to the Lender. The Borrower further releases and agrees to hold harmless the Lender, its officers, agents and employees, from any liability to the Borrower arising out of any covenant, representation or undertaking contained in the Bond Documents. The provisions of this Section shall survive the payment and redemption of the Bonds.

     (b) The Borrower hereby indemnifies and holds harmless the Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Lender may incur (or which may be claimed against the Lender by any person or entity whatsoever) (i) by reason of any untrue statement or alleged untrue statement of any material fact contained in any official statement or other offering document relating to the offer or sale of the Bonds or the omission or alleged omission to state therein a material fact necessary to make such statements, in light of the circumstances under which they are made, not misleading (except any statement or omission relating to the Lender contained in any written materials supplied or approved by the Lender), or (ii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under the Letters of Credit; provided, however, that the Borrower shall not be required to indemnify the Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Lender or its officers, directors, agents or employees, in connection with paying or wrongfully dishonoring a draft presented under the Letters of Credit. Nothing in this Section 7.1 is intended to limit the Borrower's Obligation of Reimbursement.

SECTION VII.2 ADDRESSES FOR NOTICE. All notices, consents, requests, demands and other communications hereunder shall be given to or made upon the respective parties hereto at their respective addresses specified below or, as to any party, at such other address as may be designated by it in a written notice to the other party. All notices, requests, consents and demands hereunder shall be effective when personally delivered or duly deposited in the United States mails, certified or registered, postage prepaid, sent via facsimile or delivered to the telegraph company addressed as aforesaid:

     If to the Lender:

          Norwest Bank Minnesota, National Association
          Wayzata Office
          900 East Wayzata Boulevard
          Wayzata, MN  55391-2410
          Attention:  Commercial Banking
          Facsimile No:  (612) 476-3382

     If to the Borrower:

          HEI, Inc.
          1495 Steiger Lake Lane
          P.O. Box 5000
          Victoria, MN  55386
          Facsimile No.: (612) 443-2668

SECTION VII.3 INSPECTIONS. The Borrower and the Architect shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any work done or materials supplied by a Contractor are not satisfactory to the Borrower or the Architect, the Borrower will immediately notify the Lender in writing of such fact. It is expressly understood and agreed that the Lender or its authorized representative (including, without limitation, the Inspecting Architect) may conduct such inspections of the Project as it may deem necessary for the protection of the Lender's interest, and specifically, an architectural firm acceptable to the Lender (including, without limitation, the Inspecting Architect) may, at the option of the Lender, and at the expense of the Borrower, conduct such periodic inspections of the Project, prepare such written progress reports during the period of construction and prepare such written reports upon completion of the Project, as the Lender may request. Any inspections which may be made of the Project by the Lender or its representative (including without limitation, the Inspecting Architect) will be made, and all certificates issued by the Lender's representative (including without limitation, the Inspecting Architect) will be issued, solely for the benefit and protection of the Lender, and the Borrower will not rely thereon.

SECTION VII.4 ADDITIONAL SECURITY INTEREST. In the event any Advance is to be made for materials then being fabricated or stored, or both, for later use in the completion of the Facility but which have not been stored upon the Project Premises or installed or incorporated into the Project, then such Advance shall be made only after the Borrower has given to the Lender such security instruments and insurance on such materials as the Lender may reasonably request.

SECTION VII.5 FEES. The Borrower will reimburse the Lender upon demand for all reasonable costs and expenses, including without limitation, attorney's fees, appraisal fees, survey fees, closing charges, inspection fees, documentary or tax stamps, recording and filing fees, mortgage registration tax, insurance premiums and service charges, paid or incurred by the Lender in connection with (i) the preparation, negotiation, approval, execution and delivery of the Bonds, this Agreement, the Mortgage, the Security Agreement and any other documents and instruments related hereto or thereto; (ii) the negotiation of any amendments or modifications to any of the foregoing documents, instruments or agreements in the preparation of any and all documents necessary to effect such amendments or modifications; (iii) the servicing of the Letters of Credit; (iv) the review of any document submitted to the Lender pursuant to Article II or III hereof; and (v) the enforcement by the Lender during the term hereof or thereafter of any of the rights or remedies of the Lender hereunder or under any of the foregoing documents, instruments or agreements, including without limitation, costs and expenses of collection in the Event of Default, whether or not suit is filed with respect thereto.

SECTION VII.6 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

SECTION VII.7 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and its successors and permitted assigns, except that Borrower may not transfer or assign its rights hereunder without the prior written consent of the Lender. This Agreement shall inure to the benefit of the Lender and its participants, successors and assigns. All rights and powers specifically conferred upon the Lender may be transferred or delegated by the Lender to any of its participants, successors or assigns.

SECTION VII.8 WAIVERS. No waiver by the Lender of any right, remedy or Event of Default hereunder shall operate as a waiver of any other right, remedy, or Event of Default or of the same right, remedy or Event of Default on a future occasion. No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.

SECTION VII.9 REMEDIES CUMULATIVE. The rights and remedies herein specified of the Lender are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have at law or in equity or by statute.

SECTION VII.10 GOVERNING LAW; CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflict, of the State of Minnesota. Whenever possible, each provision of this Agreement and/or any of the other Borrower Documents, and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement and/or any of the other Borrower Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto should be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and/or any of the Borrower Documents, or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto. In the event of any conflict within, between or among the provisions of this Agreement, the other Borrower Documents, or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto, those provisions giving the Lender the greater right shall govern.

SECTION VII.11 JURISDICTION. THE BORROWER HEREBY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE OF MINNESOTA AND THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN SUCH STATE IN RESPECT OF ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND THE DOCUMENTS RELATED HERETO.

SECTION VII.12 INTEREST RATE. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that contracting for or receipt thereof would be contrary to the provisions of law applicable to the Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Lender.

SECTION VII.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

SECTION VII.14 NOT JOINT VENTURERS. The Lender is not, and shall not by reason of any provision of any of the Borrower Documents be deemed to be, a joint venturer with or partner or agent of the Borrower.

SECTION VII.15 ADEQUACY OF BOND PROCEEDS. The Lender has not made, nor shall it be deemed to have made, any representation or warranty that the funds to be advanced to the Borrower as contemplated hereby are or will be sufficient for the purposes intended by the Borrower.

SECTION VII.16 OBLIGATIONS ABSOLUTE. Subject to Section 7.18 hereof, the obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, the following circumstances:

     (a) any lack of validity or enforceability of the Letters of Credit, the Bonds, any of the Bond Documents, or any other agreement or instrument relating thereto (collectively the "Related Documents");

     (b) any amendment or any waiver of or any consent to departure from all or any of the Related Documents;

     (c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Issuer, the Trustee, any beneficiary or any transferee of the Letters of Credit (or any person or entity for whom the Issuer, the Trustee, any such beneficiary or any such transferee may be acting), or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

     (d) any statement or any other document presented under the Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

     (e) payment by the Lender under the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of the Letters of Credit.

SECTION VII.17 TRANSFER OF LETTERS OF CREDIT. The Letters of Credit may only be transferred in accordance with the terms thereof.

SECTION VII.18 LIABILITY OF THE LENDER. The Borrower assumes all risks of the acts or omissions of the Issuer, the Trustee or any beneficiary or transferee of the Letters of Credit with respect to its use of the Letters of Credit. Neither the Lender nor any of its employees, officers or directors, in its or their capacity as issuer of the Letters of Credit shall be liable or responsible for:

     (a) the use which may be made of the Letters of Credit or for any acts or omissions of the Issuer, the Trustee or any beneficiary or transferee in connection therewith;

     (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

     (c) payment by the Lender against presentation of documents which do not comply with the terms of the Letters of Credit, including failure of any documents to bear any reference or adequate reference to the Letters of Credit;

except that the Borrower shall have a claim against the Lender, and the Lender shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages (including reasonable attorneys fees, costs and expenses) suffered by the Borrower which were caused by:

          (1) the willful misconduct or gross negligence of the Lender or its officers, directors, agents or employees in determining whether documents presented under the Letters of Credit comply with the terms of the Letters of Credit; or

          (2) the willful failure or gross negligence of the Lender or its officers, directors, agents or employees to pay under the Letters of Credit after the presentation to it by the Trustee or an approved successor trustee of a draft and certificate strictly complying with the terms and conditions of the Letters of Credit.

SECTION VII.19 SECURITY INTEREST IN FUNDS AND BONDS. As additional security for payment of its obligations under this Agreement, the Borrower hereby grants a security interest to the Lender in all securities, assets, deposits in and rights to payment from all funds now or hereafter on deposit in or otherwise a part of any fund created by the Trustee under the Indenture or any and all other accounts created under the Indenture, including Bonds and Bond proceeds held pursuant to the Indenture, and in the proceeds realized from the investment of any such items, and in any and all Bonds and substitutions of such Bonds at any time held by the Trustee; and the Borrower hereby consents to the Lender's appointment of the Trustee as the Lender's agent to perfect the Lender's security interest in such funds and other assets. The security interest granted hereunder shall be subordinate to the Trustee's right to apply such funds in accordance with the Indenture and subordinate to the rights of holders of the Bonds in and to such funds. All payments on Bonds or funds held by the Trustee as agent for the Lender under this Section 7.19, including (without limitation) any payment of principal or interest or proceeds of sale, shall be paid directly to the Lender. All such payments received by the Lender shall be credited against the Borrower's Obligation of Reimbursement. The Lender shall be entitled to exercise all of the rights of an owner of the Bonds held by the Trustee as agent for the Lender with respect to voting, consenting and directing the Trustee as if the Lender were the owner of such Bonds, and the Borrower hereby grants and assigns to the Lender all such rights.

SECTION VII.20 TERM. This Agreement shall automatically terminate upon the later of (i) expiration of the Letters of Credit, or (ii) payment in full of the Obligation of Reimbursement and all other amounts due and payable by the Borrower to the Lender hereunder or under the documents related hereto.

SECTION VII.21 REDEMPTION OF THE BONDS UNDER CASUALTY OR CONDEMNATION LAWS. To the extent that the Borrower has the right to direct the Issuer to call for redemption of the Bonds under Section 3of the Indenture, the Borrower shall promptly give such direction to the Issuer if (i) the Lender has the right and shall have elected to apply proceeds of insurance or condemnation to redemption of the Bonds pursuant to the Mortgage; and (ii) the Borrower has been instructed in writing by the Lender to give such direction. A copy of any such written direction to the Issuer shall be given by the Borrower to the Lender. If the Borrower shall fail to give such direction to the Issuer within seven (7) calendar days after being instructed to do so by the Lender, the Lender shall have the authority to give such direction to the Issuer on behalf of the Borrower, and if the Borrower fails to deposit with the Trustee the amount required to redeem the Bonds, the Lender may direct the Trustee to submit a draft under the Letters of Credit, in which case the Borrower shall be obligated to repay the same pursuant to Section 4hereof, less the amount of any insurance or condemnation proceeds paid to the Lender pursuant to the Mortgage and available to the Lender for redemption of the Bonds. To facilitate such authority, the Borrower hereby irrevocably appoints (which appointment is coupled with an interest) the Lender or its delegate as the attorney-in-fact to the Borrower with the right to give such direction to the Issuer in the name of and on behalf of the Borrower. If the Lender elects to give such direction to the Issuer, the Lender will give the Borrower a copy of such direction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                   NORWEST BANK MINNESOTA,
                                   NATIONAL ASSOCIATION


                                   By:
                                      --------------------------
                                      Its:
                                          ----------------------

                                   HEI, INC.


                                   By:
                                      --------------------------------
                                   Its:
                                       -------------------------------


                                   By:
                                      --------------------------------
                                   Its:
                                       -------------------------------

                                    EXHIBIT A

                             [FORM OF DRAW REQUEST]

                                    EXHIBIT B

             [FORM OF AUTHORIZATION TO TRUSTEE - CONSTRUCTION COSTS]

To:  First Trust National Association
     180 E. Fifth Street
     St. Paul, Minnesota 55101
     Attn:  Corporate Trust Department


RE: Letters of Credit Nos. S404271 and S404272 in favor of First Trust National Association, as trustee, issued by Norwest Bank Minnesota, National Association, to secure payment of the City of Victoria, Minnesota, $5,625,000 Variable Rate Demand Industrial Development Revenue Bonds, Series 1996 A and B (HEI, Inc. Project)



You are hereby authorized to advance $____________ to Commercial Partners Title, LLC, in connection with the above-referenced financing.

Dated:____________________         NORWEST BANK MINNESOTA,
                                   NATIONAL ASSOCIATION


                                   By:_________________________________

                                         Its:__________________________

                                    EXHIBIT C

          [FORM OF AUTHORIZATION TO TRUSTEE - EQUIPMENT ACQUISITION COSTS]

To:  First Trust National Association
     180 E. Fifth Street
     St. Paul, Minnesota 55101
     Attn:  Corporate Trust Department


RE: Letters of Credit Nos. S404271 and S404272 in favor of First Trust National Association, as trustee, issued by Norwest Bank Minnesota, National Association, to secure payment of the City of Victoria, Minnesota, $5,625,000 Variable Rate Demand Industrial Development Revenue Bonds, Series 1996 A and B (HEI, Inc. Project)




You are hereby authorized to advance $____________ to Norwest Bank Minnesota, National Association, in connection with the above-referenced financing.

Dated:____________________         NORWEST BANK MINNESOTA,
                                   NATIONAL ASSOCIATION


                                   By:_________________________________

                                         Its:__________________________

                                    EXHIBIT D

         (Schedule of Principal Payments Required Under Series B Bonds)

                                JOINDER AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Commercial Partners Title, LLC, as agent for Chicago Title Insurance Company ("Title"), hereby assumes and agrees to perform all of the duties and responsibilities of Title as specified in the within Reimbursement Agreement by and between Norwest Bank Minnesota, National Association (the "Lender"), and HEI, Inc. (the "Borrower") dated as of April 1, 1996 (the "Reimbursement Loan Agreement"), subject to the following conditions:

     (i) The responsibilities and duties assumed by Title shall include only those described in the Reimbursement Agreement, and Title shall not be obligated to act except in accordance with the terms and conditions of the Reimbursement Agreement.

     (ii) By executing this Agreement, Title does not thereby insure that (a) the Project will be completed, (b) the Project, when completed, will be in accordance with the Plans and Specifications, or (c) sufficient funds will be available for completion of the Project.

     (iii) By executing this Agreement, Title does not thereby make any certifications of the type required to be given by the inspectors, architects or engineers, nor does it assume any liability for the same other than procurement of such certifications as one of the conditions precedent to each disbursement.

     (iv) At any time prior to commencement of disbursement of funds hereunder, Title reserves the right to decline any risk offered for insurance hereunder, whereupon it shall return to the Lender any documents in its possession relating to such loan and the funds received by it.
     Commencement of disbursement makes this Agreement effective as to all funds received and disbursed. Where, after the first disbursement, a further title search reveals a subsequently recorded exception over which Title is unwilling to insure, it will notify the Lender and may discontinue disbursement, until the exception has been disposed of to its satisfaction. A mechanic's lien claim or other filing or title defect over which Title is required to insure hereunder does not warrant a discontinuance of disbursement.

Title further agrees to deliver the mortgagee's policy of title insurance referred to in the Reimbursement Agreement and all recorded documents, when available, to the Lender, and bill all Title's charges to the Borrower.

IN WITNESS WHEREOF, Title has executed and delivered this Joinder Agreement as of the 1st day April, 1996.


                                   TITLE:
                                   COMMERCIAL PARTNERS TITLE, LLC,

                                   as agent for Chicago Title Insurance Company

                                   By:
                                      -------------------------------------
                                        Its:
                                            -------------------------------